AGREEMENT AND PLAN OF REORGANIZATION

                                AMONG

                        POWER MARKETING, INC.,

                        PMKT SUBSIDIARY CORP.,

                                 AND

                       TAG ENTERTAINMENT, INC.

                          TABLE OF CONTENTS




     1.  Plan of Reorganization. . . . . . . . . . . . . . . . . . . 1

     2.  Terms of Merger . . . . . . . . . . . . . . . . . . . . . . 2

     3.  Delivery of Shares. . . . . . . . . . . . . . . . . . . . . 5

     4.  Representations of TAG. . . . . . . . . . . . . . . . . . . 5

     5.  Representations of PMKT and Furlong . . . . . . . . . . . . 7

     6.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . .13

     7.  Conditions Precedent to the Obligations
         of TAG. . . . . . . . . . . . . . . . . . . . . . . . . . .13

     8.  Conditions Precedent to the Obligation of
         PMKT and PMKT Sub . . . . . . . . . . . . . . . . . . . . .15

         9.  Indemnification . . . . . . . . . . . . . . . . . . . .15

        10.  Nature and Survival of Representations. . . . . . . . .15

        11.  Documents at Closing. . . . . . . . . . . . . . . . . .16

        12.  Finder's Fees . . . . . . . . . . . . . . . . . . . . .17

        13.  Miscellaneous . . . . . . . . . . . . . . . . . . . . .17

Signature Page . . . . . . . . . . . . . . . . . . . . . . . . . . .19






                                 (i)

                 AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 14th day of October, 2004, by and among Power Marketing, Inc., a Delaware corporation (hereinafter "PMKT"); PMKT Subsidiary Corp, a California corporation (PMKT Sub"); and TAG Entertainment,
Inc., a California corporation (hereinafter "TAG").   PMKT, PMKT Sub and TAG
are sometimes referred to individually as a "Party" and collectively as the "Parties".

                              RECITALS:

     WHEREAS, PMKT desires to acquire TAG as a wholly-owned subsidiary and to issue shares of PMKT common stock to the shareholders of TAG upon the terms and conditions set forth herein and has formed PMKT Sub which shall be merged with TAG, whereupon TAG shall be the surviving corporation of said merger and shall remain as a wholly owned subsidiary of PMKT (PMKT Sub and TAG are sometimes collectively hereinafter referred to as the "Constituent Corporations") with respect to such merger.

     WHEREAS, the boards of directors of PMKT and TAG, respectively, deem it advisable and in the best interests of such corporations and their respective shareholders that TAG merge with and into PMKT Sub pursuant to this Agreement and the Plan and Articles of Merger in the form to be mutually agreed upon prior to Closing and pursuant to applicable provisions of law (such transaction hereafter referred to as the "Merger").

     WHEREAS, it is the intention of the Parties that the Merger contemplated herein qualify as a Tax free reorganization within the meaning of Sections 368 of the Code (as defined below).


     NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                              AGREEMENT

     1. PLAN OF REORGANIZATION. The parties hereto do hereby agree that TAG shall be merged with and into PMKT Sub upon the terms and conditions set forth herein. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

     2. TERMS OF MERGER. In accordance with the provisions of this Agreement and the requirements of applicable law, TAG shall be merged with and into PMKT Sub as of the Effective Date (the terms "Closing" and "Effective Date" are defined in Section 6 hereof). TAG shall be the surviving corporation (hereinafter sometimes the "Surviving Corporation") and the separate existence of PMKT Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the following conditions:

     (a)  Corporate Existence.

          (1) At the Effective Date, the Surviving Corporation shall continue its corporate existence as a California corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

          (2) At the Effective Date, (i) the Articles of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Articles of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and
     (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

     (b)  Events and Covenants Regarding Closing.

          (1) PMKT shall have authorized 50,000,000 shares of $.001 par value common stock and 500,000 shares of $.001 par value preferred stock. The preferred stock shall be subject to issuance in such series and with such rights, preferences and designations as determined in the sole discretion of the board of directors.

          (2) PMKT shall have no more than 2,150,000 shares of its common stock issued and outstanding on a fully diluted basis and no other shares of capital stock, convertible instruments (whether debt and/or equity), options or warrants to obtain common stock, issued or outstanding not taking into effect the shares to be issued under this Agreement.

          (3) PMKT shall have, and will demonstrate to the reasonable satisfaction of TAG that it has, no material assets and no debts, liabilities, liens and/or judgments, contingent or fixed.

     (4) Simultaneously at or promptly upon the Closing, PMKT shall issue 300,000 shares of its restricted common stock to SR Capital as a finders fee for introducing the parties hereto.

     (5) Certain principal shareholders of PMKT, namely Mc Crae Associates and Whitehouse Partners and their affiliates, shall enter into binding and enforceable lockup agreements in form and substance satisfactory to TAG wherein they agree not to publicly sell any common shares of PMKT, without the prior written consent of PMKT, for 12 months from Closing except for an aggregate of 625,000 shares, which may be sold commencing 90 days from Closing.

     (6) PMKT hereby covenants, and all parties hereby agree, that PMKT shall not effectuate a reverse stock split as to its shares of common stock for a period of time of at least 14 Months from the date of Closing.

     (7) TAG hereby represents warrants and covenants , and shall provide reasonable documentary evidence to PMKT, that it has no more than 35 nonaccredited shareholders and that, other than such limited number of nonaccredited shareholders, all of its shareholders are accredited investors as defined in Regulation D.

     (8) The Closing is contingent upon a reasonable due diligence investigation by PMKT and TAG as to each other and all matters related hereto. Each party hereto agrees to fully cooperate in providing all information reasonable requested to satisfy the due diligence inquiries of the other party.

     (c)  Exchange/Conversion of Securities.

          As of the Effective Date and without any action on the part of PMKT, PMKT Sub, TAG or the holders of any of the securities of any of these corporations, each of the following shall occur:

          (1) The outstanding shares of TAG Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into shares of PMKT Common Stock up to a maximum aggregate amount of 23,900,000. Effective upon consummation of the Merger ,all shares of TAG Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of PMKT Common Stock, respectively, into which such shares of TAG Common Stock were converted. The holders of such certificates previously evidencing shares of TAG Common outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of TAG Common except as otherwise provided herein or by law;

          (2) Any outstanding options or warrants to purchase TAG Common Stock shall have been exercised prior to Closing or shall be exchanged at Closing for like derivative securities of PMKT.

          (3) Any shares of TAG capital stock held in the treasury of TAG immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

          (4) Each share of capital stock of PMKT Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as 1,000 shares of common stock of the Surviving Corporation, all of which shall be owned by PMKT;

          (5) The 2,150,000 shares of PMKT Common Stock previously issued and outstanding immediately prior to the Merger will remain outstanding.


     (d) Other Matters. Closing of the transactions contemplated herein and consummation of the Merger shall also be subject to the following terms and conditions:

          (1) There shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of PMKT's Common Stock after the date hereof and there shall be no dividends paid on PMKT's Common Stock after the date hereof, in each case through and including the Effective Date.

          (2) TAG and PMKT shall have received all requisite director and shareholder approval of all matters set forth herein and no shareholder of TAG shall have exercised any dissenters rights under applicable corporate law in an amount in excess of 20% of the outstanding common stock of TAG..

          (3) PMKT shall file an amendment to its Articles of Incorporation with the Secretary of State of the State of Delaware in substantially the form and substance to be agreed upon effecting, among other things, an amendment to its Articles of Incorporation to reflect a name change to TAG Holdings, Inc. or such other new name as may be determined.

          (4) PMKT shall adopt a Stock Option Plan at Closing to include up to 3,000,000 shares of its common stock. The Plan shall include "incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended and other options and similar rights. PMKT may grant options under said plan to existing option holders of TAG in exchange for their TAG options, at Closing, exercisable at a price per share, as designated by TAG subject to the reasonable approval of PMKT.

          (5) There shall be delivered written resignations, effective upon the Merger, of all of the existing PMKT and PMKT Sub officers and directors

          (6) Upon the effectiveness of the Merger, Steve Austin shall become the Chairman and Chief Executive Officer and sole director of PMKT and the Surviving corporation and shall have the right to appoint such other persons as he may designate and appoint as the officers and/or directors of PMKT and the Surviving Corporation.

     3. DELIVERY OF SHARES. On or as soon as practicable after the Effective Date, TAG will use its best efforts to cause the TAG Shareholders to surrender for cancellation certificates representing their shares of TAG capital stock, against delivery of certificates representing the shares of PMKT capital stock for which the TAG shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented an TAG stock certificate shall be deemed for all corporate purposes to evidence ownership of the same number of shares of PMKT capital stock into which the TAG certificate shall have been so converted.

     4. REPRESENTATIONS OF TAG. TAG hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

          (a) The TAG Shareholders listed on schedule of shareholders to be delivered by Tag prior to Closing are to its knowledge, the sole owners of record and beneficially of the issued and outstanding capital stock of TAG.

          (b) The TAG Common Stock constitutes duly authorized, validly issued shares of capital stock of PMKT, fully paid and nonassessable and are the only capital shares of TAG outstanding.

     (c) Prior to Closing TAG shall provide audited financial statements as of and for the periods ended December 31, 2002 and 2003, and interim unaudited June 30, 2004 financial statements, which will be delivered to PMKT (hereinafter referred to as the "TAG Financial Statements") said TAG Financial Statement fairly present the financial condition of TAG as of the dates thereof and for the periods covered. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the TAG Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business and expenses incurred in connection with the transactions contemplated by this Agreement; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of TAG as reflected in the TAG Financial Statements. TAG has good title to all assets shown on the TAG Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record.

     (d) Since the date of the TAG Financial Statements, there have not been any material adverse changes in the financial position of TAG except changes arising in the ordinary course of business, or from the incurrence of expenses in connection with the transactions contemplated by this Agreement or as otherwise disclosed to PMKT.

     (e) TAG is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the TAG Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against TAG.

     (f) TAG is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on TAG.

     (g) TAG has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

     (h) TAG has not materially breached any material agreement to which it is a party. TAG has previously given PMKT copies or access thereto of all material contracts, commitments and/or agreements to which TAG is a party including all relationships or dealings with related parties or affiliates.


     (i) TAG has no subsidiary corporations, except as disclosed in writing to PMKT. All limited partnerships of which TAG is a general partner of otherwise affiliated shall be disclosed in writing to PMKT.

     (j) TAG shall make all material corporate financial records, minute books, and other corporate documents and records available for review to present management of PMKT prior to the Closing Date, during reasonable business hours and on reasonable notice.

     (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which TAG is a party and has been duly authorized by all appropriate and necessary corporate action under California or other applicable law and TAG, to the extent required, has obtained, or will use it best efforts to obtain prior to Closing, all necessary approvals or consents required by applicable law, regulations, or any agreement to which TAG is a party.

     (l) All disclosure information previously provided or subsequently provided by TAG for the purpose of being set forth in disclosure documents of PMKT or otherwise delivered to PMKT by TAG for use in connection with the transaction (the "Acquisition") described herein is true, complete as to the items described) and accurate in all material respects.

     5.  REPRESENTATIONS OF PMKT AND OTHERS.   All relevant references to
PMKT are hereby deemed to be applicable to and do hereby include PMKT Sub. PMKT and PMKT hereby jointly and severally represent and warrant to TAG as follows, each of which representations and warranties shall continue to be true as of the Closing Date:

     (a) As of the Closing Date, the PMKT Shares, to be issued and delivered to the TAG Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of PMKT capital stock, fully-paid and nonassessable. The total number of PMKT shares of common stock outstanding as of the Closing Date shall be 2,150,000 prior to the completion of the acquisition of TAG, and other matters described herein. As of the Closing Date, PMKT will have no outstanding or authorized securities, warrants, options, other rights to purchase or otherwise acquire capital stock or any other securities of the Company, preemptive rights, rights of first refusal, registration rights or related commitments of any nature other than as described herein.

     (b) PMKT has the corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to conditions hereof, have been duly authorized by all necessary corporate action, including the board of directors and shareholders of PMKT. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which PMKT is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to PMKT or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of PMKT.

     (c) PMKT has delivered to TAG a true and complete copy of its unaudited financial statements as of and for the period ended June 30, 2004, and its audited financial statements as of and for the years ended December 31, 2003 and 2002, (the "PMKT Financial Statements"). The PMKT Financial Statements are complete, accurate and fairly present the financial condition of PMKT as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The PMKT Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of PMKT as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. Immediately following the Closing, PMKT's present management will cause all of PMKT's financial records, including state and federal tax returns, to be delivered to new management nominated by TAG.

     (d) Since June 30, 2004, there have not been any material adverse changes in the financial condition of PMKT except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement and the disposition of PMKT's remaining assets and the payment of all liabilities. Prior to Closing, all accounts payable and other liabilities of PMKT shall be paid and satisfied in full and PMKT shall, at Closing, have no obligations, debts, claims or liabilities of any nature either contingent or fixed (including without limitation, any tax liabilities not yet due, except for Delaware franchise taxes, if any).

     (e) PMKT is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or proceeding not reflected in the PMKT Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting PMKT, its management or its properties.

     (f) PMKT is duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

     (g) PMKT has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on PMKT, and has paid or made adequate provision in the PMKT Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. PMKT is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

     (h) There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of PMKT, except as contemplated in this Agreement.

     (i) The corporate financial records, minute books, and other documents and records of PMKT have been made available to TAG prior to the Closing and shall be delivered to new management of PMKT at Closing.


     (j) PMKT has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that PMKT has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which PMKT is subject. PMKT hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to TAG all relationships or dealings with related parties or affiliates.

     (k) PMKT common stock is currently approved for quotation on the Electronic Bulletin Board under the symbol "PMKT" and there are no stop orders in effect with respect thereto. PMKT has not been informed, and has no reason to believe, that its common stock will be delisted by the Electronic Bulletin Board.

     (l) All information regarding PMKT which has been provided to TAG or otherwise disclosed in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. PMKT has provided to TAG all material information regarding PMKT. PMKT and Furlong specifically disclaim any responsibility regarding disclosures as to TAG, its business or its financial condition.

     (m) As of Closing the outstanding capitalization of PMKT shall consist of 2,150,000 shares of common stock, but prior to the commitment to issue 300,000 shares to SR Capital and 21,450,000 shares to the TAG Stockholders pursuant to the terms of this Agreement.

     (n) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to PMKT, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which PMKT is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of PMKT or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of PMKT.

     (o) PMKT has, and at the Closing Date PMKT shall have, disclosed to TAG all events, conditions and facts materially affecting the business, finances and legal status of PMKT.

     (p) PMKT filed a Registration Statement with the Securities and Exchange Commission on Form SB-2 which became effective on June 22, 2000. All information set forth in said Registration Statement was true, correct and complete, and in full compliance with all applicable securities laws at the time of its filing and effectiveness. Pursuant to the effectiveness of said Registration Statement, PMKT became subject to the reporting obligations of the Securities Exchange Act of 1934 (the "Exchange Act") pursuant to Section 15(d) thereof. PMKT has filed all forms and reports required to be filed by it under the Exchange Act and all such documents have been true, complete and accurate in all material respects. PMKT is not subject at the present time, to the requirements of Section 12(g) of the Exchange Act and is therefore not subject to the Proxy Rules (Section 14) of the Exchange Act. Therefore any solicitation of shareholder approval in connection with the transactions described herein is not subject to such Proxy Rules.

     (q) There are no existing or threatened liabilities, claims, lawsuits and there is no basis for the same, with respect to PMKT's original stock issuance to its founders, its subsequent securities offerings, solicitation of proxies in connection with any stockholders' meeting, other dealings with its stockholders, the public trading of PMKT's securities, activities of brokers in connection with PMKT's securities. This includes matters relating to state or federal securities laws as well as general common law or state corporation law principles.

     (r) This Agreement is enforceable against PMKT and PMKT Sub in accordance with its terms.

     (s) PMKT Sub has been formed solely to consummate the Merger and has no business operations and has no outstanding liabilities of any kind whatsoever.


     6. CLOSING. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or about November 1, 2004, or such later date as mutually agreed to by all parties hereto. The "Effective Date" of the Merger shall be that date on which aPlan and Articles of Merger, in form and substance satisfactory to the Parties is filed with the Secretaries of State of California.

     7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TAG. All obligations of TAG under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

          (a) The representations and warranties by or on behalf of PMKT, PMKT Sub and Furlong contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

          (b)  PMKT and PMKT Sub shall have performed and complied with all
     covenants,     agreements, and conditions set forth in, and shall have
     executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

          (c) On or before the Closing, the shareholders of PMKT by majority written consent, the sole director of PMKT and PMKT Sub, and PMKT as sole shareholder of PMKT Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

          (d) On or before the Closing Date, PMKT and PMKT Sub shall have delivered certified copies of resolutions of the sole shareholder and director of PMKT Sub and of the sole director and shareholders of PMKT approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable PMKT and PMKT Sub to comply with the terms of this Agreement including the election of TAG's nominees to the Board of Directors of PMKT, the adoption of a Stock Option Plan in the form provided by TAG and all matters outlined herein.

          (e) The Merger shall be permitted by applicable state law and PMKT shall have sufficient shares of its capital stock authorized to complete the Merger.

          (f) At Closing, all directors and officers of PMKT and PMKT Sub shall have resigned in writing from their positions as directors and officers of PMKT and/or PMKT Sub effective upon the election and appointment of the TAG nominees as designated by TAG.

          (g) At the Closing, all instruments and documents delivered to TAG Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for TAG.

          (h) At the Closing, upon consummation of the Merger, PMKT shall have the authorized and issued capital as described in Section 2(b)(2) hereof.

          (i) The shares of restricted PMKT capital stock to be issued to TAG Shareholders at Closing will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in a nonpublic offering in compliance with all federal and applicable state securities laws.

          (j) TAG shall have received the advice of its tax advisor that this transaction is a tax free reorganization as to the exchanging TAG common shareholders.

          (k) TAG shall have received all necessary and required approvals and consents from required parties and its shareholders.

             (l) At the Closing, PMKT and PMKT Sub shall have delivered to TAG an opinion of its counsel dated as of the Closing to the effect that:

               (i) PMKT and PMKT Sub, each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation;

               (ii) This Agreement has been duly authorized, executed and delivered by PMKT and PMKT Sub and is a valid and binding obligation of PMKT and PMKT Sub enforceable in accordance with its terms;

               (iii) PMKT and PMKT Sub each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

               (iv) The documents executed and delivered to TAG and TAG Shareholders hereunder are valid and binding in accordance with their terms and vest in TAG Shareholders, as the case may be, all right, title and interest in and to the shares of PMKT's Common Stock to be issued pursuant to Section 2 hereof, and the shares of PMKT capital stock when issued will be duly and validly issued, fully-paid and nonassessable; and

          (vi) The execution, delivery and performance of this Agreement and the, consummation of the transactions contemplated hereby will not
     (a) to the best of such counsel's knowledge, constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to PMKT, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, except for compliance with applicable securities laws (including exemptions from registration) and the filing of all documents necessary to consummate the transaction with any governmental entity, (c) to the best of such counsel's knowledge result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which PMKT is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of PMKT or the funds being delivered in connection herewith, or (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of PMKT;

          (vii) Legal counsel for PMKT has represented PMKT since its inception and is not aware, after diligent inquiry, of any liabilities, claims, or other potential for contingent liabilities or lawsuits involving PMKT.

      8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PMKT AND PMKT SUB. All obligations of PMKT and PMKT Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) The representations and warranties by TAG contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

          (b) TAG shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

          (c) TAG shall cause at or as soon as practicable after Closing, each of its shareholders to deliver to PMKT, a letter commonly known as an "Investment Letter," in form and substance satisfactory to PMKT acknowledging that the shares of PMKT Common Stock are being acquired by said shareholders for investment purposes.

          (d) TAG shall deliver an opinion of its legal counsel to the effect that:

               (i) TAG is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

               (ii) This Agreement has been duly authorized, executed and delivered by TAG.

     9. INDEMNIFICATION. For a period of two years from the Closing, PMKT and PMKT Sub agree to jointly and severally indemnify and hold harmless TAG, its officers, directors and employees, and TAG agrees to indemnify and hold harmless PMKT and PMKT Sub, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder, subject to a threshold limit of $50,000 and except as otherwise covered by insurance.

     10. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     11. DOCUMENTS AT CLOSING. At the Closing, the following documents shall be delivered:

     (a) TAG will deliver, or will cause to be delivered, to PMKT the following:

               (i) a certificate executed by the President and Secretary of TAG to the effect that all representations and warranties made by TAG under this Agreement are true and correct as of the Closing, the same as though originally given to PMKT or PMKT Sub on said date;

               (ii) a certificate from the state of TAG's incorporation dated at or about the Closing to the effect that TAG is in good standing under the laws of said state;

               (iii) Investment Letters in the form to be agreed upon executed by each TAG Common Shareholder, , unless waived by PMKT;

               (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

               (v) executed copies of the Plan and Articles of Merger in form and substance to be mutually agreed upon by the Parties for filing with the Secretary of State of California; and certified copies of resolutions adopted by the shareholders and directors of TAG authorizing the Merger; and

               (vi) all other items, the delivery of which is a condition precedent to the obligations of PMKT and PMKT Sub, as set forth herein.

               (vii)  the legal opinion required by Section 8(d) hereof.

     (b)  PMKT and PMKT Sub will deliver or cause to be delivered to TAG:

               (i) stock certificates representing those securities of PMKT to be issued as a part of the Merger as described in Section 2 hereof;
               (ii) a certificate of the President/Secretary of PMKT and PMKT Sub, respectively, to the effect that all representations and warranties of PMKT and PMKT Sub, respectively, made under this Agreement are true and correct as of the Closing, the same as though originally given to TAG on said date;

               (iii) certified copies of resolutions adopted by PMKT's and PMKT Sub's Board of Directors and PMKT's and PMKT Sub's
          Stockholders authorizing the Merger and all related matters;

               (iv) certificates from the jurisdiction of incorporation of PMKT and PMKT Sub dated at or about the Closing Date that each of said corporations is in good standing under the laws of said state;

               (v) opinion of PMKT's counsel as described in Section 7(l) above;


               (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

               (vii) resignations of of all officers and directors of of PMKT and PMKT Sub; and

               (Viii) all other items, the delivery of which is a condition precedent to the obligations of TAG, as set forth in
          Section 7 hereof.

     12. FINDER'S FEES. , PMKT and PMKT Sub, jointly and severally, represent and warrant to TAG, and TAG represents and warrants to each of , PMKT and PMKT Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby, other than the 300,000 shares issuable to SR Capital. In this regard, PMKT and PMKT Sub, jointly and severally, on the one hand, and TAG on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability, other than as described in this Agreement.

     13.  MISCELLANEOUS.

          (a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          (c) Termination. All obligations hereunder may be terminated at the discretion of either party's Board of Directors if (i) the closing conditions specified in Sections 7 and 8 are not met by November 1, 2004, (with the exception of the delivery of the Investment Letters) unless unanimously extended, or (ii) any of the representations and warranties made herein have been materially breached.

          (d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

          (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

          (f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

          (i) Entire Agreement. This Agreement and the attached Exhibits including the Plan and Articles of Merger is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

          (j)  Time.  Time is of the essence.

          (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

          (l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.

          (m) Applicable Law. This Agreement shall be construed and governed by the laws of the State of Delaware.

     N WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                              Power Marketing, Inc.

                              By:_________________________________
                                   John Furlong, President/Secretary



                              PMKT Subsidiary Corp



                              By:_________________________________
                                   John Furlong, President/Secretary

                              TAG Entertainment, Inc.



                              By:_________________________________
                                   Steve Austin, President












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